Exhibit No. 99.1

Rural Cellular Corporation
Completes Purchase of Southern Minnesota Wireless Markets

For Immediate Release
April 3, 2007 -- ALEXANDRIA, Minn. -- Rural Cellular Corporation (“RCC” or “the Company”) (NASDAQ: RCCC),  has completed its $45 million cash purchase of southern Minnesota wireless markets.

Richard P. Ekstrand, RCC’s president and chief executive officer, commented: “The addition of southern Minnesota, including Hutchinson, Mankato, Owatonna, Willmar and others, is a milestone for our Midwest territory. I want to welcome our new customers and employees to Unicel®. Over the next several years we anticipate increasing our distribution and network presence throughout your communities.”

Ekstrand continued: “This acquisition is consistent with our strategy of providing high-quality wireless communication services to main street America and allows us to leverage our Alexandria-based operations.”

These markets include 28 counties in southern Minnesota, and as of March 31, 2007, support a postpaid customer base of approximately 34,000. With these new properties, the population covered by RCC’s Midwest territory marketed networks increases by approximately 621,000 to 2.1 million. The southern Minnesota service area is adjacent to RCC’s northern Minnesota service area and includes approximately 80 cell sites and 33 distribution points. RCC purchased network assets and A-block cellular licenses covering Minnesota RSAs 7, 8, 9, and 10. The southern Minnesota RSAs acquired utilize CDMA technology consistent with the Company’s northern Minnesota networks.

Rural Cellular was advised on the transaction by Falkenberg Capital of Denver, Colorado.

The following map reflects RCC’s Midwest territory licensed footprint giving effect to the Southern Minnesota market expansion.

 About Rural Cellular Corporation

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Central, Midwest, Northeast, South and Northwest markets located in 15 states. For additional information on the Company and its operations, please visit its Web site at www.unicel.com.

Forward-looking statements

Statements about RCC’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties, including but not limited to: the ability to integrate newly acquired properties with current operations, competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, the ability to service debt, and other factors discussed in RCC’s Report on Form 10-K for the year ended December 31, 2006 and from time to time in its other filings with the Securities and Exchange Commission.

Contact: Chris Boraas, Investor Relations Director - Equity (320) 808-2451
Suzanne Allen, Treasurer - Preferred Securities and Debt (320) 808-2156
World Wide Web address: http://www.unicel.com
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